Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3/A of our report dated March 14, 2007, except for the change in the composition of reportable segments discussed in Note 21, as to which the date is July 3, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Amendment No. 2 to Levitt Corporation’s Annual Report on Form 10-K/A for the year ended December 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Orlando, Florida
August 28, 2007